BNY Mellon 2Q16 Earnings Release

News Release

Contacts: MEDIA:	ANALYSTS:
Kevin Heine	Valerie Haertel
(212) 635-1590	(212) 635-8529
kevin.heine@bnymellon.com	valerie.haertel@bnymellon.com

BNY MELLON REPORTS SECOND QUARTER EARNINGS OF $825 MILLION OR $0.75 PER COMMON SHARE

•	Earnings of $830 million or $0.76 per common share on an adjusted basis (a)

•	Earnings per common share up 3%, or down 1% on an adjusted basis year-over-year (a)

CONTINUED FOCUS ON EXPENSE CONTROL

•	Total noninterest expense decreased 4%, or 2% on an adjusted basis year-over-year (a)

TOTAL REVENUE OF $3.78 BILLION

•	Fee and other revenue decreased 2% year-over-year

•	Net interest revenue decreased 2% year-over-year

EXECUTING ON CAPITAL PLAN AND RETURNING VALUE TO COMMON SHAREHOLDERS

•	Repurchased 12.5 million common shares for $509 million

•	Return on common equity of 9%; Adjusted return on tangible common equity of 21% (a)

BOARD APPROVED PREVIOUSLY ANNOUNCED COMMON STOCK DIVIDEND INCREASE OF 12% AND THE REPURCHASE OF UP TO APPROXIMATELY $2.7 BILLION OF COMMON STOCK

NEW YORK, July 21, 2016 – The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) today reported second quarter net income applicable to common shareholders of $825 million, or $0.75 per diluted common share, or $830 million, or $0.76 per diluted common share, adjusted for M&I, litigation and restructuring charges (Non-GAAP). In the second quarter of 2015, net income applicable to common shareholders was $830 million, or $0.73 per diluted common share, or $868 million, or $0.77 per diluted common share, adjusted for M&I, litigation and restructuring charges (Non-GAAP). In the first quarter of 2016, net income applicable to common shareholders was $804 million, or $0.73 per diluted common share (a).

“Our success in aggressively controlling expenses and executing on our business improvement process helped sustain earnings momentum in a period of market uncertainty. We continue to believe our distinctive capabilities in areas such as collateral management and liquidity services, middle-office outsourcing and liability-driven investments, as well as our efforts to build a digital enterprise, will drive revenue growth in the future. Our diversified, lower-risk business model positions us to deliver consistent results and solid risk-adjusted returns for our shareholders,” Gerald L. Hassell, chairman and chief executive officer, said.

_________________________________________________________________________________

(a)
These measures are considered to be Non-GAAP. See the “Financial Summary” on page 4 for the Non-GAAP adjustments and additional information related to revenue and expense growth rates. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for the adjusted earnings and earnings per common share reconciliation and tangible common equity ratio reconciliation.

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BNY Mellon 2Q16 Earnings Release

“Our digital transformation is simplifying how clients connect with us and creating services for the future. We are partnering with third-party developers to create a wider variety of new applications and, through our Innovation Centers, are collaborating with clients to develop scalable, enterprise solutions to meet their evolving needs,” Mr. Hassell added.
“Our status as a strong, safe, trusted counterparty is increasingly important to clients in times like this, and was proven by the results of the 2016 annual stress test. The earnings power and strength of our business model enabled us to announce a capital plan that includes share repurchases of up to $2.7 billion, and an approximately 12 percent increase in the quarterly dividend,” Mr. Hassell concluded.

CONFERENCE CALL INFORMATION

Gerald L. Hassell, chairman and chief executive officer, and Thomas P. Gibbons, vice chairman and chief financial officer, along with other members of executive management from BNY Mellon, will host a conference call and simultaneous live audio webcast at 8:00 a.m. EDT on July 21, 2016. This conference call and audio webcast will include forward-looking statements and may include other material information.

Investors and analysts wishing to access the conference call and audio webcast may do so by dialing (888) 898-7224 (U.S.) or (913) 312-9027 (International), and using the passcode: 619690, or by logging on to www.bnymellon.com. Earnings materials will be available at www.bnymellon.com beginning at approximately 6:30 a.m. EDT on July 21, 2016. Replays of the conference call and audio webcast will be available beginning July 21, 2016 at approximately 2 p.m. EDT through Aug. 20, 2016 by dialing (888) 203-1112 (U.S.) or (719) 457-0820 (International), and using the passcode: 2620345. The archived version of the conference call and audio webcast will also be available at www.bnymellon.com for the same time period.

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BNY Mellon 2Q16 Earnings Release

SECOND QUARTER 2016 FINANCIAL HIGHLIGHTS (a)
(comparisons are 2Q16 vs. 2Q15, unless otherwise stated)

•Earnings

	Earnings per share					Net income applicable to common shareholders of The Bank of New York Mellon Corporation
(in millions, except per share amounts)	2Q16		2Q15		Inc/(Dec)	2Q16	2Q15	Inc/(Dec)
GAAP results	$0.75		$0.73		3%	$825	$830	(1)%
Add: M&I, litigation and restructuring charges	—		0.03			5	38
Non-GAAP results	$0.76	(b)	$0.77	(b)	(1)%	$830	$868	(4)%

•	Total revenue was $3.8 billion, a decrease of 3%, or 2% on an adjusted basis (Non-GAAP) (a).
-    Investment services fees increased slightly reflecting higher money market fees and net new business, offset by lower market values.
-    Investment management and performance fees decreased 5% driven by net outflows in 2015, the unfavorable impact of a stronger U.S. dollar and lower performance fees, offset by higher money market fees and the impact of the April 2016 acquisition of the assets of Atherton Lane Advisors, LLC (“Atherton”). Investment management and performance fees decreased 4% on a constant currency basis (Non-GAAP) (a).
-    Foreign exchange revenue decreased 8% reflecting lower volumes, offset by the positive net impact of foreign currency hedging activities.
-    Investment and other income decreased $30 million driven by lower lease-related gains, offset by foreign currency remeasurement gains.
-    Net interest revenue decreased $12 million driven by the negative impact of interest rate hedging activities and higher premium amortization adjustments related to the decrease in interest rates.

•	The provision for credit losses was a credit of $9 million.

•
Noninterest expense was $2.6 billion, a decrease of 4%, or 2% on an adjusted basis (Non-GAAP) (a). The decrease reflects lower expenses in nearly all categories, driven by the favorable impact of a stronger U.S. dollar, lower litigation, staff and legal expenses and the benefit of the business improvement process, partially offset by higher net occupancy and distribution and servicing expenses.

•	Effective tax rate of 24.9%.

•Assets under custody and/or administration (“AUC/A”) and Assets under management (“AUM”)
-    AUC/A of $29.5 trillion increased 3% reflecting net new business and higher market values, partially offset by the unfavorable impact of a stronger U.S. dollar.
--    Estimated new AUC/A wins in Asset Servicing of $167 billion in 2Q16.
-    AUM of $1.66 trillion decreased 2% reflecting net outflows primarily in 2015 and the unfavorable impact of a stronger U.S. dollar (principally versus the British pound), offset by higher market values.
--    Net long-term outflows of $5 billion in 2Q16 were driven by index investments, offset by the continued strength in liability-driven investments.
--    Net short-term inflows totaled $4 billion in 2Q16.

•Capital
-    Repurchased 12.5 million common shares for $509 million in 2Q16.
-    Return on common equity of 9%; Adjusted return on tangible common equity of 21% in 2Q16 (a).
-    Board approved previously announced common stock dividend increase of 12% and the repurchase of up to approximately $2.7 billion of common stock.

(a)
See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for the reconciliation of Non-GAAP measures. In all periods presented, Non-GAAP information excludes the net income (loss) attributable to noncontrolling interests of consolidated investment management funds, amortization of intangible assets and M&I, litigation and restructuring charges. Non-GAAP information for 4Q15 also excludes the impairment charge related to a court decision regarding Sentinel Management Group, Inc (“Sentinel”).

(b)	Does not foot due to rounding.
Note: Throughout this document, sequential growth rates are unannualized.

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BNY Mellon 2Q16 Earnings Release

FINANCIAL SUMMARY

(dollars in millions, except per share amounts; common shares in thousands)						2Q16 vs.
	2Q16	1Q16	4Q15	3Q15	2Q15	1Q16		2Q15
Revenue:
Fee and other revenue	$2,999	$2,970	$2,950	$3,053	$3,067	1%		(2)%
Income (loss) from consolidated investment management funds	10	(6)	16	(22)	40
Net interest revenue	767	766	760	759	779	—		(2)
Total revenue – GAAP	3,776	3,730	3,726	3,790	3,886	1		(3)
Less: Net income (loss) attributable to noncontrolling interests related to consolidated investment management funds	4	(7)	5	(5)	37
Total revenue – Non-GAAP	3,772	3,737	3,721	3,795	3,849	1		(2)
Provision for credit losses	(9)	10	163	1	(6)
Expense:
Noninterest expense – GAAP	2,620	2,629	2,692	2,680	2,727	—		(4)
Less: Amortization of intangible assets	59	57	64	66	65
M&I, litigation and restructuring charges	7	17	18	11	59
Total noninterest expense – Non-GAAP	2,554	2,555	2,610	2,603	2,603	—		(2)
Income:
Income before income taxes	1,165	1,091	871	1,109	1,165	7%		—%
Provision for income taxes	290	283	175	282	276
Net income	$875	$808	$696	$827	$889
Net (income) loss attributable to noncontrolling interests (a)	(2)	9	(3)	6	(36)
Net income applicable to shareholders of The Bank of New York Mellon Corporation	873	817	693	833	853
Preferred stock dividends	(48)	(13)	(56)	(13)	(23)
Net income applicable to common shareholders of The Bank of New York Mellon Corporation	$825	$804	$637	$820	$830

Operating leverage (b)						157	bps	109	bps
Operating leverage – Non-GAAP (b)						98	bps	(12	) bps

Key Metrics:
Pre-tax operating margin (c)	31%	29%	23%	29%	30%
Pre-tax operating margin – Non-GAAP (c)	33%	31%	30%	31%	33%

Return on common equity (annualized) (c)	9.3%	9.2%	7.1%	9.1%	9.4%
Return on common equity (annualized) – Non-GAAP (c)	9.7%	9.7%	8.9%	9.7%	10.3%

Return on tangible common equity (annualized) – Non-GAAP (d)	20.4%	20.6%	16.2%	20.8%	21.5%
Adjusted return on tangible common equity (annualized) – Non-GAAP (c)(d)	20.5%	20.8%	19.0%	21.0%	22.5%

Fee revenue as a percentage of total revenue	79%	80%	79%	81%	79%

Percentage of non-U.S. total revenue	34%	33%	34%	37%	36%

Average common shares and equivalents outstanding:
Basic	1,072,583	1,079,641	1,088,880	1,098,003	1,113,790
Diluted	1,078,271	1,085,284	1,096,385	1,105,645	1,122,135

Period end:
Full-time employees	52,200	52,100	51,200	51,300	50,700
Book value per common share – GAAP (d)	$33.72	$33.34	$32.69	$32.59	$32.28
Tangible book value per common share – Non-GAAP (d)	$16.25	$15.87	$15.27	$15.16	$14.86
Cash dividends per common share	$0.17	$0.17	$0.17	$0.17	$0.17
Common dividend payout ratio	23%	23%	30%	23%	23%
Closing stock price per common share	$38.85	$36.83	$41.22	$39.15	$41.97
Market capitalization	$41,479	$39,669	$44,738	$42,789	$46,441
Common shares outstanding	1,067,674	1,077,083	1,085,343	1,092,953	1,106,518
(a)    Primarily attributable to noncontrolling interests related to consolidated investment management funds.

(b)
Operating leverage is the rate of increase (decrease) in total revenue less the rate of increase (decrease) in total noninterest expense. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for the components of this measure.

(c)
Non-GAAP information for all periods presented excludes the net income (loss) attributable to noncontrolling interests related to consolidated investment management funds, amortization of intangible assets and M&I, litigation and restructuring charges. Non-GAAP information for 4Q15 also excludes the impairment charge related to a court decision regarding Sentinel. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for the reconciliation of Non-GAAP measures.

(d)
Tangible book value per common share - Non-GAAP and tangible common equity exclude goodwill and intangible assets, net of deferred tax liabilities. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for the reconciliation of Non-GAAP measures.

bps – basis points.

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BNY Mellon 2Q16 Earnings Release

CONSOLIDATED BUSINESS METRICS

Consolidated business metrics							2Q16 vs.
	2Q16		1Q16	4Q15	3Q15	2Q15	1Q16	2Q15
Changes in AUM (in billions): (a)
Beginning balance of AUM	$1,639		$1,625	$1,625	$1,700	$1,717
Net inflows (outflows):
Long-term:
Equity	(2)		(3)	(9)	(4)	(13)
Fixed income	(2)		—	1	(3)	(2)
Liability-driven investments (b)	15		14	11	11	5
Alternative investments	1		1	2	1	3
Total long-term active inflows (outflows)	12		12	5	5	(7)
Index	(17)		(11)	(16)	(10)	(9)
Total long-term (outflows) inflows	(5)		1	(11)	(5)	(16)
Short term:
Cash	4		(9)	2	(10)	(11)
Total net (outflows)	(1)		(8)	(9)	(15)	(27)
Net market impact/other	71		41	24	(35)	(29)
Net currency impact	(47)		(19)	(15)	(25)	39
Acquisition	2		—	—	—	—
Ending balance of AUM	$1,664	(c)	$1,639	$1,625	$1,625	$1,700	2%	(2)%

AUM at period end, by product type: (a)
Equity	14%		14%	14%	14%	15%
Fixed income	13		13	13	13	13
Index	18		19	20	20	21
Liability-driven investments (b)	34		33	32	32	30
Alternative investments	4		4	4	4	4
Cash	17		17	17	17	17
Total AUM	100%	(c)	100%	100%	100%	100%

Investment Management:
Average loans (in millions)	$14,795		$14,275	$13,447	$12,779	$12,298	4%	20%
Average deposits (in millions)	$15,518		$15,971	$15,497	$15,282	$14,638	(3)%	6%

Investment Services:
Average loans (in millions)	$43,786		$45,004	$45,844	$46,222	$45,822	(3)%	(4)%
Average deposits (in millions)	$221,998		$215,707	$229,241	$232,250	$238,404	3%	(7)%

AUC/A at period end (in trillions) (d)	$29.5	(c)	$29.1	$28.9	$28.5	$28.6	1%	3%

Market value of securities on loan at period end (in billions) (e)	$278		$300	$277	$288	$283	(7)%	(2)%

Asset servicing:
Estimated new business wins (AUC/A) (in billions)	$167	(c)	$40	$49	$84	$933

Depositary Receipts:
Number of sponsored programs	1,112		1,131	1,145	1,176	1,206	(2)%	(8)%

Clearing services:
Average active clearing accounts (U.S. platform) (in thousands)	5,946		5,947	5,959	6,107	6,046	—%	(2)%
Average long-term mutual fund assets (U.S. platform) (in millions)	$431,150		$415,025	$437,260	$447,287	$466,195	4%	(8)%
Average investor margin loans (U.S. platform) (in millions)	$10,633		$11,063	$11,575	$11,806	$11,890	(4)%	(11)%

Broker-Dealer:
Average tri-party repo balances (in billions)	$2,108		$2,104	$2,153	$2,142	$2,174	—%	(3)%

(a)	Excludes securities lending cash management assets and assets managed in the Investment Services business.

(b)	Includes currency overlay assets under management.

(c)	Preliminary.

(d)
Includes the AUC/A of CIBC Mellon Global Securities Services Company (“CIBC Mellon”), a joint venture with the Canadian Imperial Bank of Commerce, of $1.1 trillion at June 30, 2016 and March 31, 2016, $1.0 trillion at Dec. 31, 2015 and Sept. 30, 2015 and $1.1 trillion at June 30, 2015.

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BNY Mellon 2Q16 Earnings Release

(e)
Represents the total amount of securities on loan managed by the Investment Services business. Excludes securities for which BNY Mellon acts as agent on behalf of CIBC Mellon clients, which totaled $56 billion at June 30, 2016 and March 31, 2016, $55 billion at Dec. 31, 2015, $61 billion at Sept. 30, 2015 and $68 billion at June 30, 2015.

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BNY Mellon 2Q16 Earnings Release

The following table presents key market metrics at period end and on an average basis.

Key market metrics						2Q16 vs.
	2Q16	1Q16	4Q15	3Q15	2Q15	1Q16	2Q15
S&P 500 Index (a)	2099	2060	2044	1920	2063	2%	2%
S&P 500 Index – daily average	2075	1951	2052	2027	2102	6	(1)
FTSE 100 Index (a)	6504	6175	6242	6062	6521	5	—
FTSE 100 Index – daily average	6204	5988	6271	6399	6920	4	(10)
MSCI World Index (a)	1653	1648	1663	1582	1736	—	(5)
MSCI World Index – daily average	1656	1568	1677	1691	1780	6	(7)
Barclays Capital Global Aggregate BondSM Index (a)(b)	382	368	342	346	342	4	12
NYSE and NASDAQ share volume (in billions)	203	218	198	206	185	(7)	10
JPMorgan G7 Volatility Index – daily average (c)	11.12	10.60	9.49	9.93	10.06	5	11
Average Fed Funds effective rate	0.37%	0.36%	0.16%	0.13%	0.13%	1 bps	24 bps
Foreign exchange rates vs. U.S. dollar:
British pound (a)	$1.34	$1.44	$1.48	$1.52	$1.57	(7)%	(15)%
British pound - average rate	1.43	1.43	1.52	1.55	1.53	—	(7)
Euro (a)	1.11	1.14	1.09	1.12	1.11	(3)	—
Euro - average rate	1.13	1.10	1.10	1.11	1.11	3	2

(a)	Period end.

(b)	Unhedged in U.S. dollar terms.

(c)	The JPMorgan G7 Volatility Index is based on the implied volatility in 3-month currency options.
bps – basis points.

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BNY Mellon 2Q16 Earnings Release

FEE AND OTHER REVENUE

Fee and other revenue						2Q16 vs.
(dollars in millions)	2Q16	1Q16	4Q15	3Q15	2Q15	1Q16	2Q15
Investment services fees:
Asset servicing (a)	$1,069	$1,040	$1,032	$1,057	$1,060	3%	1%
Clearing services	350	350	339	345	347	—	1
Issuer services	234	244	199	313	234	(4)	—
Treasury services	139	131	137	137	144	6	(3)
Total investment services fees	1,792	1,765	1,707	1,852	1,785	2	—
Investment management and performance fees	830	812	864	829	878	2	(5)
Foreign exchange and other trading revenue	182	175	173	179	187	4	(3)
Financing-related fees	57	54	51	71	58	6	(2)
Distribution and servicing	43	39	41	41	39	10	10
Investment and other income	74	105	93	59	104	(30)	(29)
Total fee revenue	2,978	2,950	2,929	3,031	3,051	1	(2)
Net securities gains	21	20	21	22	16	N/M	N/M
Total fee and other revenue	$2,999	$2,970	$2,950	$3,053	$3,067	1%	(2)%

(a)	Asset servicing fees include securities lending revenue of $52 million in 2Q16, $50 million in 1Q16, $46 million in 4Q15, $38 million in 3Q15 and $49 million in 2Q15.
N/M – Not meaningful.

KEY POINTS

•
Asset servicing fees were $1.1 billion, an increase of 1% year-over-year and 3% sequentially. The year-over-year increase primarily reflects net new business and higher money market fees, partially offset by lower market values and the unfavorable impact of a stronger U.S. dollar. The sequential increase primarily reflects higher market values and net new business.

•
Clearing services fees were $350 million, an increase of 1% year-over-year and unchanged sequentially. The year-over-year increase was primarily driven by higher money market fees, partially offset by the impact of lost business. Sequentially, higher average balances and the increase in the number of trading days were offset by lower volumes.

•
Issuer services fees were $234 million, unchanged year-over-year and a decrease of 4% sequentially. Both comparisons reflect lower Depositary Receipts revenue. Year-over-year, issuer services fees also reflect higher money market fees in Corporate Trust.

•
Treasury services fees were $139 million, a decrease of 3% year-over-year and an increase of 6% sequentially. The year-over-year decrease primarily reflects higher compensating balance credits provided to clients, which shifts revenue from fees to net interest revenue. The sequential increase primarily reflects higher payment volumes due to an increase in number of trading days.

•
Investment management and performance fees were $830 million, a decrease of 5% year-over-year and an increase of 2% sequentially. The year-over-year decrease primarily reflects outflows in 2015, the unfavorable impact of a stronger U.S. dollar and lower performance fees, partially offset by higher money market fees and the impact of the Atherton acquisition. On a constant currency basis (Non-GAAP), investment management and performance fees decreased 4% year-over-year. The sequential increase primarily reflects higher equity market values and the impact of the Atherton acquisition, partially offset by net outflows.

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BNY Mellon 2Q16 Earnings Release

•	Foreign exchange and other trading revenue
	(in millions)	2Q16	1Q16	4Q15	3Q15	2Q15
	Foreign exchange	$166	$171	$165	$180	$181
	Other trading revenue (loss)	16	4	8	(1)	6
	Total foreign exchange and other trading revenue	$182	$175	$173	$179	$187

Foreign exchange and other trading revenue totaled $182 million in 2Q16 compared with $187 million in 2Q15 and $175 million in 1Q16. In 2Q16, foreign exchange revenue totaled $166 million, a decrease of 8% year-over-year and 3% sequentially. The year-over-year decrease primarily reflects lower volumes, partially offset by the positive net impact of foreign currency hedging activities. The sequential decrease primarily reflects the continued trend of clients migrating to lower margin products.

Other trading revenue was $16 million in 2Q16, compared with $6 million in 2Q15 and $4 million in 1Q16. The year-over-year increase primarily reflects higher fixed income trading. Year-over-year, losses on hedging activities in the Investment Management businesses were offset by the positive impact of interest rate hedging. The sequential increase primarily reflects hedging activities in the Investment Management businesses.

•	Financing-related fees were $57 million in 2Q16 compared with $58 million in 2Q15 and $54 million in 1Q16.

•
Distribution and servicing fees were $43 million in 2Q16 compared with $39 million in both 2Q15 and 1Q16. Distribution and servicing fees were favorably impacted by higher money market fees. The year-over-year increase was partially offset by fees paid to introducing brokers.

•	Investment and other income
	(in millions)	2Q16	1Q16	4Q15	3Q15	2Q15
	Corporate/bank-owned life insurance	$31	$31	$43	$32	$31
	Expense reimbursements from joint venture	17	17	16	16	17
	Seed capital gains (a)	11	11	10	7	2
	Asset-related gains (losses)	1	—	5	(9)	1
	Lease-related gains (losses)	—	44	(8)	—	54
	Private equity gains	—	2	—	1	3
	Equity investment (losses)	(4)	(3)	(2)	(6)	(7)
	Other income	18	3	29	18	3
	Total investment and other income	$74	$105	$93	$59	$104

(a)
Excludes the gain (loss) on seed capital investments in consolidated investment management funds which are reflected in operations of consolidated investment management funds, net of noncontrolling interests. The gain (loss) on seed capital investments in consolidated investment management funds was $6 million in 2Q16, $1 million in 1Q16, $11 million in 4Q15, $(17) million in 3Q15 and $3 million in 2Q15.

Investment and other income was $74 million in 2Q16 compared with $104 million in 2Q15 and $105 million in 1Q16. Both decreases primarily reflect lower lease-related gains, partially offset by foreign currency remeasurement gains.

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BNY Mellon 2Q16 Earnings Release

NET INTEREST REVENUE

Net interest revenue						2Q16 vs.
(dollars in millions)	2Q16	1Q16	4Q15	3Q15	2Q15	1Q16		2Q15
Net interest revenue (non-FTE)	$767	$766	$760	$759	$779	—		(2)%
Net interest revenue (FTE)	780	780	774	773	794	—		(2)
Net interest margin (FTE)	0.98%	1.01%	0.99%	0.98%	1.00%	(3	) bps	(2	) bps

Selected average balances:
Cash/interbank investments	$137,995	$127,624	$128,328	$130,090	$125,626	8%		10%
Trading account securities	2,152	3,320	2,786	2,737	3,253	(35)		(34)
Securities	118,002	118,538	119,532	121,188	128,641	—		(8)
Loans	60,284	61,196	61,964	61,657	61,076	(1)		(1)
Interest-earning assets	318,433	310,678	312,610	315,672	318,596	2		—
Interest-bearing deposits	165,122	162,017	160,334	169,753	170,716	2		(3)
Noninterest-bearing deposits	84,033	82,944	85,878	85,046	84,890	1		(1)

Selected average yields/rates:
Cash/interbank investments	0.44%	0.43%	0.32%	0.32%	0.34%
Trading account securities	2.45	2.16	2.79	2.74	2.63
Securities	1.56	1.61	1.62	1.60	1.57
Loans	1.85	1.76	1.54	1.56	1.51
Interest-earning assets	1.14	1.16	1.08	1.08	1.08
Interest-bearing deposits	0.03	0.04	0.01	0.02	0.02

Average cash/interbank investments as a percentage of average interest-earning assets	43%	41%	41%	41%	39%
Average noninterest-bearing deposits as a percentage of average interest-earning assets	26%	27%	27%	27%	27%
FTE – fully taxable equivalent.
bps – basis points.

KEY POINTS

•
Net interest revenue totaled $767 million in 2Q16, a decrease of $12 million year-over-year and an increase of $1 million sequentially. The year-over-year decrease primarily reflects the negative impact of interest rate hedging activities and higher premium amortization adjustments related to the decrease in interest rates. The sequential increase primarily reflects lower losses on interest rate hedging activities, partially offset by higher premium amortization.

•
Following the receipt of feedback from the Federal Reserve and the Federal Deposit Insurance Corporation in April 2016 on our 2015 resolution plan, we are changing our preferred resolution strategy from a bridge bank to a single point of entry in the event of our material financial distress or failure. While we are still evaluating the impact of our single point of entry strategy, it is likely that related expenses will increase and our net interest revenue may be negatively impacted if we conclude that the revised strategy requires us to issue additional long-term debt to fund holdings of high-quality liquid assets (“HQLA”) for potential contribution to material subsidiaries in times of distress.

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BNY Mellon 2Q16 Earnings Release

NONINTEREST EXPENSE

Noninterest expense						2Q16 vs.
(dollars in millions)	2Q16	1Q16	4Q15	3Q15	2Q15	1Q16	2Q15
Staff	$1,412	$1,459	$1,481	$1,437	$1,434	(3)%	(2)%
Professional, legal and other purchased services	290	278	328	301	299	4	(3)
Software and equipment	223	219	225	226	228	2	(2)
Net occupancy	152	142	148	152	149	7	2
Distribution and servicing	102	100	92	95	96	2	6
Sub-custodian	70	59	60	65	75	19	(7)
Business development	65	57	75	59	72	14	(10)
Other	240	241	201	268	250	—	(4)
Amortization of intangible assets	59	57	64	66	65	4	(9)
M&I, litigation and restructuring charges	7	17	18	11	59	N/M	N/M
Total noninterest expense – GAAP	$2,620	$2,629	$2,692	$2,680	$2,727	—%	(4)%

Total staff expense as a percentage of total revenue	37%	39%	40%	38%	37%

Memo:
Total noninterest expense excluding amortization of intangible assets and M&I, litigation and restructuring charges – Non-GAAP	$2,554	$2,555	$2,610	$2,603	$2,603	—%	(2)%
N/M – Not meaningful.

KEY POINTS

•
Total noninterest expense decreased 4% year-over-year and decreased slightly sequentially. Total noninterest expense excluding amortization of intangible assets and M&I, litigation and restructuring charges (Non-GAAP) decreased 2% year-over-year and was flat sequentially.

•
The year-over-year decrease reflects lower expenses in nearly all categories, primarily driven by the favorable impact of a stronger U.S. dollar, lower litigation, staff and legal expenses and the benefit of the business improvement process, partially offset by higher net occupancy and distribution and servicing expenses. Staff expense decreased year-over-year primarily reflecting lower incentive expense. The increase in net occupancy expense reflects the cost to exit leases consistent with our global real estate strategy. The savings generated by the business improvement process primarily reflect the benefits of our technology insourcing strategy and the benefit of renegotiating vendor contracts.

•
The sequential decrease primarily reflects lower staff expense, offset by higher sub-custodian, net occupancy, legal and business development expenses. The decrease in staff expense primarily reflects lower incentive expense. The increase in sub-custodian expenses primarily reflects higher client activity. The increase in business development expense was driven by the timing of client-related conferences.

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BNY Mellon 2Q16 Earnings Release

INVESTMENT SECURITIES PORTFOLIO

At June 30, 2016, the fair value of our investment securities portfolio totaled $117.3 billion. The net unrealized pre-tax gain on our total securities portfolio was $1.6 billion at June 30, 2016 compared with $1.2 billion at March 31, 2016. The increase in the net unrealized pre-tax gain was primarily driven by a decline in market interest rates. At June 30, 2016, the fair value of the held-to-maturity securities totaled $41.8 billion and represented 36% of the fair value of the total investment securities portfolio.

The following table shows the distribution of our investment securities portfolio.

Investment securities portfolio (dollars in millions)	March 31, 2016		2Q16 change in unrealized gain (loss)	June 30, 2016			Fair value as a % of amortized cost (a)	Unrealized gain (loss)		Ratings
													BB+ and lower
	Fair value			Amortized cost	Fair value					AAA/ AA-	A+/ A-	BBB+/ BBB-		Not rated
Agency RMBS	$49,870		$157	$48,947	$49,506		101%	$559		100%	—%	—%	—%	—%
U.S. Treasury	23,870		110	23,716	23,893		101	177		100	—	—	—	—
Sovereign debt/sovereign guaranteed	15,866		56	15,309	15,605		102	296		73	5	22	—	—
Non-agency RMBS (b)	1,685		(19)	1,237	1,529		80	292		—	1	1	90	8
Non-agency RMBS	862		4	789	797		93	8		8	3	17	71	1
European floating rate notes	1,244		(2)	1,137	1,104		97	(33)		65	30	5	—	—
Commercial MBS	6,003		46	6,250	6,316		101	66		98	2	—	—	—
State and political subdivisions	3,740		19	3,657	3,765		103	108		80	17	—	—	3
Foreign covered bonds	2,279		7	2,334	2,376		102	42		100	—	—	—	—
Corporate bonds	1,737		9	1,554	1,610		104	56		15	69	16	—	—
CLO	2,424		5	2,494	2,482		100	(12)		100	—	—	—	—
U.S. Government agencies	1,881		(6)	1,904	1,889		99	(15)		100	—	—	—	—
Consumer ABS	2,408		6	2,460	2,454		100	(6)		100	—	—	—	—
Other (c)	3,893		—	3,949	4,002		101	53		54	—	43	—	3
Total investment securities	$117,762	(d)	$392	$115,737	$117,328	(d)	101%	$1,591	(d)(e)	91%	2%	5%	2%	—%
(a)    Amortized cost before impairments.

(b)
These RMBS were included in the former Grantor Trust and were marked-to-market in 2009. We believe these RMBS would receive higher credit ratings if these ratings incorporated, as additional credit enhancements, the difference between the written-down amortized cost and the current face amount of each of these securities.

(c)
Includes commercial paper with a fair value of $1.7 billion and $1.7 billion and money market funds with a fair value of $862 million and $865 million at March 31, 2016 and June 30, 2016, respectively.

(d)	Includes net unrealized losses on derivatives hedging securities available-for-sale of $763 million at March 31, 2016 and $1,023 million at June 30, 2016.

(e)	Unrealized gains of $840 million at June 30, 2016 related to available-for-sale securities.

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BNY Mellon 2Q16 Earnings Release

NONPERFORMING ASSETS

Nonperforming assets (dollars in millions)	June 30, 2016	March 31, 2016	June 30, 2015
Loans:
Financial institutions	$171	$171	$—
Other residential mortgages	97	99	110
Wealth management loans and mortgages	10	11	11
Lease financing	4	5	—
Commercial real estate	2	2	1
Total nonperforming loans	284	288	122
Other assets owned	5	4	5
Total nonperforming assets	$289	$292	$127
Nonperforming assets ratio	0.45%	0.48%	0.20%
Allowance for loan losses/nonperforming loans	55.6	56.3	150.0
Total allowance for credit losses/nonperforming loans	98.6	99.7	227.9

Nonperforming assets were $289 million at June 30, 2016, a decrease of $3 million compared with March 31, 2016. Nonperforming loans include our claim in the bankruptcy proceedings of Sentinel.  On July 13, 2016, a settlement agreement between BNY Mellon and Sentinel’s Liquidation Trustee was accepted by the bankruptcy court.  This is expected to become effective in 3Q16 and result in release of trust assets to BNY Mellon in an amount that should exceed BNY Mellon’s carrying value of $171 million.

ALLOWANCE FOR CREDIT LOSSES, PROVISION AND NET CHARGE-OFFS

Allowance for credit losses, provision and net charge-offs (in millions)	June 30, 2016	March 31, 2016	June 30, 2015
Allowance for credit losses - beginning of period	$287	$275	$283
Provision for credit losses	(9)	10	(6)
Net recoveries:
Other residential mortgages	1	2	—
Foreign	1	—	—
Financial institutions	—	—	1
Net recoveries	2	2	1
Allowance for credit losses - end of period	$280	$287	$278
Allowance for loan losses	$158	$162	$183
Allowance for lending-related commitments	122	125	95

The allowance for credit losses was $280 million at June 30, 2016, a decrease of $7 million compared with $287 million at March 31, 2016. Net recoveries were $2 million in 2Q16 reflected in the other residential mortgage and foreign portfolios.

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BNY Mellon 2Q16 Earnings Release

CAPITAL AND LIQUIDITY

Capital ratios	June 30, 2016	March 31, 2016	Dec. 31, 2015
Consolidated regulatory capital ratios: (a)
Standardized:
CET1 ratio	11.8%	11.8%	11.5%
Tier 1 capital ratio	13.3	13.5	13.1
Total (Tier 1 plus Tier 2) capital ratio	13.7	13.9	13.5
Advanced:
CET1 ratio	10.2	10.6	10.8
Tier 1 capital ratio	11.5	12.0	12.3
Total (Tier 1 plus Tier 2) capital ratio	11.7	12.3	12.5
Leverage capital ratio (b)	5.8	5.9	6.0
Supplementary leverage ratio (“SLR”)	5.3	5.4	5.4
BNY Mellon shareholders’ equity to total assets ratio – GAAP (c)	10.4	10.3	9.7
BNY Mellon common shareholders’ equity to total assets ratio – GAAP (c)	9.7	9.6	9.0
BNY Mellon tangible common shareholders’ equity to tangible assets of operations ratio – Non-GAAP (c)	6.6	6.7	6.5

Selected regulatory capital ratios – fully phased-in – Non-GAAP: (a)(d)
CET1 ratio:
Standardized Approach	10.9	11.0	10.2
Advanced Approach	9.5	9.8	9.5
SLR	5.0	5.1	4.9

(a)
Regulatory capital ratios for June 30, 2016 are preliminary. For our CET1, Tier 1 capital and Total capital ratios, our effective capital ratios under application capital rules are the lower of the ratios as calculated under the Standardized and Advanced Approaches.

(b)	The leverage capital ratios are based on Tier 1 capital, as phased-in and quarterly average total assets.

(c)	See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for a reconciliation of these ratios.

(d)	Estimated.

CET1 generation in 2Q16 – preliminary	Transitional basis (b)	Fully phased-in - Non-GAAP (c)

(in millions)
CET1 – Beginning of period	$18,069	$16,607
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	825	825
Goodwill and intangible assets, net of related deferred tax liabilities	146	159
Gross CET1 generated	971	984
Capital deployed:
Dividends	(185)	(185)
Common stock repurchased	(509)	(509)
Total capital deployed	(694)	(694)
Other comprehensive income	(209)	(162)
Additional paid-in capital (a)	131	131
Other	10	12
Total other deductions	(68)	(19)
Net CET1 generated	209	271
CET1 – End of period	$18,278	$16,878
(a)    Primarily related to stock awards, the exercise of stock options and stock issued for employee benefit plans.
(b)    Reflects transitional adjustments to CET1 required under U.S. capital rules.
(c)    Estimated.

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BNY Mellon 2Q16 Earnings Release

The table presented below compares the fully phased-in Basel III capital components and ratios to those capital components and ratios determined on a transitional basis.

Basel III capital components and ratios	June 30, 2016 (a)		March 31, 2016		Dec. 31, 2015
(dollars in millions)	Transitional basis (b)	Fully phased-in - Non-GAAP (c)	Transitional basis (b)	Fully phased-in - Non-GAAP (c)	Transitional basis (b)	Fully phased-in - Non-GAAP (c)
CET1:
Common shareholders’ equity	$36,282	$36,007	$36,229	$35,907	$36,067	$35,485
Goodwill and intangible assets	(17,614)	(18,658)	(17,760)	(18,817)	(17,295)	(18,911)
Net pension fund assets	(53)	(88)	(54)	(89)	(46)	(116)
Equity method investments	(322)	(356)	(324)	(359)	(296)	(347)
Deferred tax assets	(14)	(23)	(14)	(23)	(8)	(20)
Other	(1)	(4)	(8)	(12)	(5)	(9)
Total CET1	18,278	16,878	18,069	16,607	18,417	16,082
Other Tier 1 capital:
Preferred stock	2,552	2,552	2,552	2,552	2,552	2,552
Trust preferred securities	—	—	—	—	74	—
Deferred tax assets	(9)	—	(9)	—	(12)	—
Net pension fund assets	(35)	—	(36)	—	(70)	—
Other	(113)	(109)	(11)	(8)	(25)	(22)
Total Tier 1 capital	20,673	19,321	20,565	19,151	20,936	18,612

Tier 2 capital:
Trust preferred securities	161	—	173	—	222	—
Subordinated debt	149	149	149	149	149	149
Allowance for credit losses	280	280	287	287	275	275
Other	(6)	(7)	(2)	(1)	(12)	(12)
Total Tier 2 capital - Standardized Approach	584	422	607	435	634	412
Excess of expected credit losses	53	53	46	46	37	37
Less: Allowance for credit losses	280	280	287	287	275	275
Total Tier 2 capital - Advanced Approach	$357	$195	$366	$194	$396	$174

Total capital:
Standardized Approach	$21,257	$19,743	$21,172	$19,586	$21,570	$19,024
Advanced Approach	$21,030	$19,516	$20,931	$19,345	$21,332	$18,786

Risk-weighted assets:
Standardized Approach	$155,448	$154,182	$152,673	$151,388	$159,893	$158,015
Advanced Approach	$179,457	$178,114	$170,709	$169,347	$170,384	$168,509

Standardized Approach:
CET1 ratio	11.8%	10.9%	11.8%	11.0%	11.5%	10.2%
Tier 1 capital ratio	13.3	12.5	13.5	12.7	13.1	11.8
Total (Tier 1 plus Tier 2) capital ratio	13.7	12.8	13.9	12.9	13.5	12.0
Advanced Approach:
CET1 ratio	10.2%	9.5%	10.6%	9.8%	10.8%	9.5%
Tier 1 capital ratio	11.5	10.8	12.0	11.3	12.3	11.0
Total (Tier 1 plus Tier 2) capital ratio	11.7	11.0	12.3	11.4	12.5	11.1
(a)    Preliminary.
(b)    Reflects transitional adjustments to CET1, Tier 1 capital and Tier 2 capital required under the U.S. capital rules.
(c)    Estimated.

BNY Mellon has presented its estimated fully phased-in CET1 and other risk-based capital ratios and the fully phased-in SLR based on its interpretation of the U.S. capital rules, which are being gradually phased-in over a multi-year period, and on the application of such rules to BNY Mellon’s businesses as currently conducted. Management views the estimated fully phased-in CET1 and other risk-based capital ratios and fully phased-in SLR

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BNY Mellon 2Q16 Earnings Release

as key measures in monitoring BNY Mellon’s capital position and progress against future regulatory capital standards. Additionally, the presentation of the estimated fully phased-in CET1 and other risk-based capital ratios and fully phased-in SLR are intended to allow investors to compare these ratios with estimates presented by other companies.

Our capital and liquidity ratios are necessarily subject to, among other things, BNY Mellon’s further review of applicable rules, anticipated compliance with all necessary enhancements to model calibration, approval by regulators of certain models used as part of RWA calculations, other refinements, further implementation guidance from regulators, market practices and standards and any changes BNY Mellon may make to its businesses. Consequently, our capital and liquidity ratios remain subject to ongoing review and revision and may change based on these factors.

Supplementary Leverage Ratio (“SLR”)

The following table presents the SLR on both the transitional and fully phased-in Basel III basis for BNY Mellon and our largest bank subsidiary, The Bank of New York Mellon.

SLR	June 30, 2016 (a)		March 31, 2016		Dec. 31, 2015
(dollars in millions)	Transitional basis	Fully phased-in - Non-GAAP (b)	Transitional basis	Fully phased-in - Non-GAAP (b)	Transitional basis	Fully phased-in - Non-GAAP (b)
Consolidated:
Tier 1 capital	$20,673	$19,321	$20,565	$19,151	$20,936	$18,612

Total leverage exposure:
Quarterly average total assets	$374,220	$374,220	$364,554	$364,554	$368,590	$368,590
Less: Amounts deducted from Tier 1 capital	18,156	19,233	18,160	19,300	17,650	19,403
Total on-balance sheet assets	356,064	354,987	346,394	345,254	350,940	349,187
Off-balance sheet exposures:
Potential future exposure for derivatives contracts (plus certain other items)	6,125	6,125	5,838	5,838	7,158	7,158
Repo-style transaction exposures	402	402	403	403	440	440
Credit-equivalent amount of other off-balance sheet exposures (less SLR exclusions)	24,122	24,122	24,950	24,950	26,025	26,025
Total off-balance sheet exposures	30,649	30,649	31,191	31,191	33,623	33,623
Total leverage exposure	$386,713	$385,636	$377,585	$376,445	$384,563	$382,810

SLR - Consolidated (c)	5.3%	5.0%	5.4%	5.1%	5.4%	4.9%

The Bank of New York Mellon, our largest bank subsidiary:
Tier 1 capital	$18,042	$16,942	$17,322	$16,167	$16,814	$15,142
Total leverage exposure	$322,879	$322,559	$313,331	$312,988	$316,812	$316,270

SLR - The Bank of New York Mellon (c)	5.6%	5.3%	5.5%	5.2%	5.3%	4.8%

(a)	June 30, 2016 information is preliminary.

(b)	Estimated.

(c)
The estimated fully phased-in SLR (Non-GAAP) is based on our interpretation of the U.S. capital rules. When the SLR is fully phased-in in 2018 as a required minimum ratio, we expect to maintain an SLR of over 5%. The minimum required SLR is 3% and there is a 2% buffer, in addition to the minimum, that is applicable to U.S. G-SIBs. The insured depository institution subsidiaries of the U.S. G-SIBs, including those of BNY Mellon, must maintain a 6% SLR to be considered “well capitalized.”

Liquidity Coverage Ratio (“LCR”)

The U.S. LCR rules became effective Jan. 1, 2015 and currently require BNY Mellon to meet an LCR of 90%, increasing to 100% when fully phased-in on Jan. 1, 2017. Our estimated LCR on a consolidated basis is compliant with the fully phased-in requirements of the U.S. LCR as of June 30, 2016 based on our understanding of the U.S.

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BNY Mellon 2Q16 Earnings Release

LCR rules. Our consolidated HQLA before haircuts, totaled $191 billion at June 30, 2016, compared with $202 billion at March 31, 2016 and $218 billion at Dec. 31, 2015.

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BNY Mellon 2Q16 Earnings Release

INVESTMENT MANAGEMENT provides investment management services to institutional and retail investors, as well as investment management, wealth and estate planning and private banking solutions to high net worth individuals and families, and foundations and endowments.

(dollars in millions, unless otherwise noted)							2Q16 vs.
	2Q16		1Q16	4Q15	3Q15	2Q15	1Q16	2Q15
Revenue:
Investment management fees:
Mutual funds	$304		$300	$294	$301	$312	1%	(3)%
Institutional clients	344		334	350	347	363	3	(5)
Wealth management	160		152	155	156	160	5	—
Investment management fees (a)	808		786	799	804	835	3	(3)
Performance fees	9		11	55	7	20	N/M	(55)
Investment management and performance fees	817		797	854	811	855	3	(4)
Distribution and servicing	49		46	39	37	38	7	29
Other (a)	(10)		(31)	22	(5)	17	N/M	N/M
Total fee and other revenue (a)	856		812	915	843	910	5	(6)
Net interest revenue	82		83	84	83	77	(1)	6
Total revenue	938		895	999	926	987	5	(5)
Provision for credit losses	1		(1)	(4)	1	3	N/M	N/M
Noninterest expense (ex. amortization of intangible assets)	684		660	689	665	700	4	(2)
Income before taxes (ex. amortization of intangible assets)	253		236	314	260	284	7	(11)
Amortization of intangible assets	19		19	24	24	25	—	(24)
Income before taxes	$234		$217	$290	$236	$259	8%	(10)%

Pre-tax operating margin	25%		24%	29%	25%	26%
Adjusted pre-tax operating margin - Non-GAAP (b)	31%		30%	36%	34%	34%

Changes in AUM (in billions): (c)
Beginning balance of AUM	$1,639		$1,625	$1,625	$1,700	$1,717
Net inflows (outflows):
Long-term:
Equity	(2)		(3)	(9)	(4)	(13)
Fixed income	(2)		—	1	(3)	(2)
Liability-driven investments (d)	15		14	11	11	5
Alternative investments	1		1	2	1	3
Total long-term active inflows (outflows)	12		12	5	5	(7)
Index	(17)		(11)	(16)	(10)	(9)
Total long-term (outflows) inflows	(5)		1	(11)	(5)	(16)
Short term:
Cash	4		(9)	2	(10)	(11)
Total net (outflows)	(1)		(8)	(9)	(15)	(27)
Net market impact/other	71		41	24	(35)	(29)
Net currency impact	(47)		(19)	(15)	(25)	39
Acquisition	2		—	—	—	—
Ending balance of AUM	$1,664	(e)	$1,639	$1,625	$1,625	$1,700	2%	(2)%

AUM at period end, by product type: (c)
Equity	14%		14%	14%	14%	15%
Fixed income	13		13	13	13	13
Index	18		19	20	20	21
Liability-driven investments (d)	34		33	32	32	30
Alternative investments	4		4	4	4	4
Cash	17		17	17	17	17
Total AUM	100%	(e)	100%	100%	100%	100%

Average balances:
Average loans	$14,795		$14,275	$13,447	$12,779	$12,298	4%	20%
Average deposits	$15,518		$15,971	$15,497	$15,282	$14,638	(3)%	6%

(a)
Total fee and other revenue includes the impact of the consolidated investment management funds, net of noncontrolling interests. See page 28 for a breakdown of the revenue line items in the Investment Management business impacted by the consolidated investment management funds. Additionally, other revenue includes asset servicing, treasury services, foreign exchange and other trading revenue and investment and other income.

(b)
Excludes the net negative impact of money market fee waivers, amortization of intangible assets and provision for credit losses and is net of distribution and servicing expense. See “Supplemental information – Explanation of GAAP and Non-GAAP financial measures” beginning on page 24 for the reconciliation of this Non-GAAP measure.

(c)	Excludes securities lending cash management assets and assets managed in the Investment Services business.

(d)	Includes currency overlay assets under management.

(e)	Preliminary.

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BNY Mellon 2Q16 Earnings Release

N/M – Not meaningful.

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BNY Mellon 2Q16 Earnings Release

INVESTMENT MANAGEMENT KEY POINTS

•
Assets under management were $1.66 trillion at June 30, 2016, a decrease of 2% year-over-year and an increase of 2% sequentially. The year-over-year decrease primarily reflects net outflows primarily in 2015 and the unfavorable impact of a stronger U.S. dollar (principally versus the British pound), offset by higher market values.

•	Net long-term outflows of $5 billion in 2Q16 were driven by index investments, offset by the continued strength in liability-driven investments.

•	Net short-term inflows were $4 billion in 2Q16.

•	Income before taxes, excluding amortization of intangible assets, totaled $253 million in 2Q16, a decrease of 11% year-over-year and an increase of 7% sequentially.

•	Total revenue was $938 million, a decrease of 5% year-over-year and an increase of 5% sequentially.

•	40% non-U.S. revenue in 2Q16 vs. 42% in 2Q15.

•
Investment management fees were $808 million, a decrease of 3% year-over-year and an increase of 3% sequentially. The year-over-year decrease primarily reflects outflows in 2015 and the unfavorable impact of a stronger U.S. dollar, partially offset by higher money market fees and the impact of the Atherton acquisition. On a constant currency basis (Non-GAAP), investment management fees decreased 2% year-over-year. The sequential increase primarily reflects higher equity market values and the impact of the Atherton acquisition, partially offset by net outflows.

•	Performance fees were $9 million in 2Q16 compared with $20 million in 2Q15 and $11 million in 1Q16.

•	Distribution and servicing fees were $49 million in 2Q16 compared with $38 million in 2Q15 and $46 million in 1Q16. The year-over-year increase primarily reflects higher money market fees.

•
Other losses were $10 million in 2Q16 compared with other revenue of $17 million in 2Q15 and other losses of $31 million in 1Q16. The year-over-year decrease primarily reflects losses on hedging activities and increased payments to Investment Services related to higher money market fees, partially offset by higher seed capital gains. The sequential increase primarily reflects gains on hedging activities and higher seed capital gains.

•
Net interest revenue increased 6% year-over-year and decreased 1% sequentially. The year-over-year increase primarily reflects record average loans and increased deposits, partially offset by the impact of changes in the internal crediting rates for deposits beginning in the first quarter of 2016. The sequential decrease primarily reflects lower average deposits, partially offset by higher average loans.

•	Average loans increased 20% year-over-year and 4% sequentially; average deposits increased 6% year-over-year and decreased 3% sequentially.

•
Total noninterest expense (excluding amortization of intangible assets) decreased 2% year-over-year and increased 4% sequentially. The year-over-year decrease primarily reflects lower incentive expense and the favorable impact of a stronger U.S. dollar, partially offset by higher distribution and servicing expense driven by lower money market fee waivers. Both comparisons reflect the impact of the Atherton acquisition and higher professional, legal and other purchased services. The sequential increase also reflects higher staff expense.

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BNY Mellon 2Q16 Earnings Release

INVESTMENT SERVICES provides global custody and related services, broker-dealer services, global collateral services, corporate trust, depositary receipt and clearing services as well as global payment/working capital solutions to global financial institutions and credit-related activities.

(dollars in millions, unless otherwise noted)							2Q16 vs.
	2Q16		1Q16	4Q15	3Q15	2Q15	1Q16	2Q15
Revenue:
Investment services fees:
Asset servicing	$1,043		$1,016	$1,009	$1,034	$1,038	3%	—%
Clearing services	350		348	337	345	346	1	1
Issuer services	233		244	199	312	234	(5)	—
Treasury services	137		129	135	135	141	6	(3)
Total investment services fees	1,763		1,737	1,680	1,826	1,759	1	—
Foreign exchange and other trading revenue	161		168	150	179	181	(4)	(11)
Other (a)	130		125	127	129	117	4	11
Total fee and other revenue	2,054		2,030	1,957	2,134	2,057	1	—
Net interest revenue	690		679	664	662	667	2	3
Total revenue	2,744		2,709	2,621	2,796	2,724	1	1
Provision for credit losses	(7)		14	8	7	6	N/M	N/M
Noninterest expense (ex. amortization of intangible assets)	1,819		1,770	1,791	1,853	1,874	3	(3)
Income before taxes (ex. amortization of intangible assets)	932		925	822	936	844	1	10
Amortization of intangible assets	40		38	40	41	40	5	—
Income before taxes	$892		$887	$782	$895	$804	1%	11%

Pre-tax operating margin	33%		33%	30%	32%	30%
Pre-tax operating margin (ex. provision for credit losses and amortization of intangible assets)	34%		35%	32%	34%	31%

Investment services fees as a percentage of noninterest expense (ex. amortization of intangible assets) (b)	97%		98%	94%	99%	94%

Securities lending revenue	$42		$42	$39	$33	$43	—%	(2)%

Metrics:
Average loans	$43,786		$45,004	$45,844	$46,222	$45,822	(3)%	(4)%
Average deposits	$221,998		$215,707	$229,241	$232,250	$238,404	3%	(7)%

AUC/A at period end (in trillions) (c)	$29.5	(d)	$29.1	$28.9	$28.5	$28.6	1%	3%
Market value of securities on loan at period end (in billions) (e)	$278		$300	$277	$288	$283	(7)%	(2)%

Asset servicing:
Estimated new business wins (AUC/A) (in billions)	$167	(d)	$40	$49	$84	$933

Depositary Receipts:
Number of sponsored programs	1,112		1,131	1,145	1,176	1,206	(2)%	(8)%

Clearing services:
Average active clearing accounts (U.S. platform) (in thousands)	5,946		5,947	5,959	6,107	6,046	—%	(2)%
Average long-term mutual fund assets (U.S. platform)	$431,150		$415,025	$437,260	$447,287	$466,195	4%	(8)%
Average investor margin loans (U.S. platform)	$10,633		$11,063	$11,575	$11,806	$11,890	(4)%	(11)%

Broker-Dealer:
Average tri-party repo balances (in billions)	$2,108		$2,104	$2,153	$2,142	$2,174	—%	(3)%

(a)	Other revenue includes investment management fees, financing-related fees, distribution and servicing revenue and investment and other income.

(b)	Investment services fees as a percentage of noninterest expense (ex. amortization of intangible assets) was lower in 2Q15 primarily reflecting litigation expense.

(c)	Includes the AUC/A of CIBC Mellon of $1.1 trillion at June 30, 2016 and March 31, 2016, $1.0 trillion at Dec. 31, 2015 and Sept. 30, 2015 and $1.1 trillion at June 30, 2015.

(d)	Preliminary.

(e)
Represents the total amount of securities on loan managed by the Investment Services business. Excludes securities for which BNY Mellon acts as agent on behalf of CIBC Mellon clients, which totaled $56 billion at June 30, 2016 and March 31, 2016, $55 billion at Dec. 31, 2015, $61 billion at Sept. 30, 2015 and $68 billion at June 30, 2015.

N/M - Not meaningful.

Page - 21

BNY Mellon 2Q16 Earnings Release

INVESTMENT SERVICES KEY POINTS

•	Income before taxes, excluding amortization of intangible assets, totaled $932 million in 2Q16.

•
The pre-tax operating margin, excluding the provision for credit losses and amortization of intangible assets, was 34% in 2Q16 and the investment services fees as a percentage of noninterest expense (ex. amortization of intangible assets) was 97% in 2Q16, reflecting the continued focus on the business improvement process to drive operating leverage.

•	Investment services fees were $1.8 billion, flat year-over-year and an increase of 1% sequentially.

•
Asset servicing fees (global custody, broker-dealer services and global collateral services) were $1.043 billion in 2Q16 compared with $1.038 billion in 2Q15 and $1.016 billion in 1Q16. The year-over-year increase primarily reflects net new business and higher money market fees, partially offset by lower market values and the unfavorable impact of a stronger U.S. dollar. The sequential increase primarily reflects higher market values and net new business.

--    Estimated new business wins (AUC/A) in Asset Servicing of $167 billion in 2Q16.

•
Clearing services fees were $350 million in 2Q16 compared with $346 million in 2Q15 and $348 million in 1Q16. The year-over-year increase was primarily driven by higher money market fees, partially offset by the impact of lost business. Sequentially, higher average balances and the increase in the number of trading days were offset by lower volumes.

•
Issuer services fees (Corporate Trust and Depositary Receipts) were $233 million in 2Q16 compared with $234 million in 2Q15 and $244 million in 1Q16. Both comparisons reflect lower Depositary Receipts revenue. Year-over-year, issuer services fees also reflect higher money market fees in Corporate Trust.

•
Treasury services fees were $137 million in 2Q16 compared with $141 million in 2Q15 and $129 million in 1Q16. The year-over-year decrease primarily reflects higher compensating balance credits provided to clients, which shifts revenue from fees to net interest revenue. The sequential increase primarily reflects higher payment volumes due to an increase in number of trading days.

•
Foreign exchange and other trading revenue was $161 million in 2Q16 compared with $181 million in 2Q15 and $168 million in 1Q16. The year-over-year decrease primarily reflects lower volumes. The sequential decrease primarily reflects the continued trend of clients migrating to lower margin products.

•
Other revenue was $130 million in 2Q16 compared with $117 million in 2Q15 and $125 million in 1Q16. The year-over-year increase primarily reflects increased payments from Investment Management related to higher money market fees, partially offset by certain fees paid to introducing brokers. The sequential increase primarily reflects higher financing-related fees.

•
Net interest revenue was $690 million in 2Q16 compared with $667 million in 2Q15 and $679 million in 1Q16. The year-over-year increase primarily reflects the impact of changes in the internal crediting rates for deposits, partially offset by lower average deposits. The sequential increase primarily reflects higher average deposits.

•
Noninterest expense (excluding amortization of intangible assets) was $1.82 billion in 2Q16 compared with $1.87 billion in 2Q15 and $1.77 billion in 1Q16. The year-over-year decrease primarily reflects lower litigation expense, partially offset by higher staff expense. The sequential increase primarily reflects higher staff expense, partially offset by lower litigation expense.

Page - 22

BNY Mellon 2Q16 Earnings Release

OTHER SEGMENT primarily includes leasing operations, corporate treasury activities, derivatives, global markets, business exits and other corporate revenue and expense items.

(dollars in millions)	2Q16	1Q16	4Q15	3Q15	2Q15
Revenue:
Fee and other revenue	$95	$129	$89	$59	$103
Net interest (expense) revenue	(5)	4	12	14	35
Total revenue	90	133	101	73	138
Provision for credit losses	(3)	(3)	159	(7)	(15)
Noninterest expense (ex. amortization of intangible assets and restructuring charges (recoveries))	53	141	150	97	79
Income (loss) before taxes (ex. amortization of intangible assets and restructuring charges (recoveries))	40	(5)	(208)	(17)	74
Amortization of intangible assets	—	—	—	1	—
M&I and restructuring charges (recoveries)	3	(1)	(4)	(2)	8
Income (loss) before taxes	$37	$(4)	$(204)	$(16)	$66

Average loans and leases	$1,703	$1,917	$2,673	$2,656	$2,956

KEY POINTS

•
Total fee and other revenue decreased $8 million compared with 2Q15 and $34 million compared with 1Q16. Both decreases primarily reflect lower lease-related gains. The year-over-year decrease was partially offset by the positive impact of foreign currency hedging activities and higher fixed income trading.

•
Net interest revenue decreased $40 million compared with 2Q15 and $9 million compared with 1Q16. Both decreases reflect lower average loans and leases. The year-over-year decrease also reflects the negative impact of interest rate hedging and higher premium amortization adjustments related to the decrease in interest rates.

•
Noninterest expense, excluding amortization of intangible assets and restructuring charges (recoveries), decreased $26 million compared with 2Q15 and $88 million compared with 1Q16. Both comparisons were impacted by lower staff expense and professional, legal, and other purchased services.

Page - 23

BNY Mellon 2Q16 Earnings Release

THE BANK OF NEW YORK MELLON CORPORATION
Condensed Consolidated Income Statement

(in millions)	Quarter ended			Year-to-date
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Fee and other revenue
Investment services fees:
Asset servicing	$1,069	$1,040	$1,060	$2,109	$2,098
Clearing services	350	350	347	700	691
Issuer services	234	244	234	478	466
Treasury services	139	131	144	270	281
Total investment services fees	1,792	1,765	1,785	3,557	3,536
Investment management and performance fees	830	812	878	1,642	1,745
Foreign exchange and other trading revenue	182	175	187	357	416
Financing-related fees	57	54	58	111	98
Distribution and servicing	43	39	39	82	80
Investment and other income	74	105	104	179	164
Total fee revenue	2,978	2,950	3,051	5,928	6,039
Net securities gains	21	20	16	41	40
Total fee and other revenue	2,999	2,970	3,067	5,969	6,079
Operations of consolidated investment management funds
Investment income (loss)	10	(3)	46	7	102
Interest of investment management fund note holders	—	3	6	3	10
Income (loss) from consolidated investment management funds	10	(6)	40	4	92
Net interest revenue
Interest revenue	890	883	847	1,773	1,654
Interest expense	123	117	68	240	147
Net interest revenue	767	766	779	1,533	1,507
Provision for credit losses	(9)	10	(6)	1	(4)
Net interest revenue after provision for credit losses	776	756	785	1,532	1,511
Noninterest expense
Staff	1,412	1,459	1,434	2,871	2,919
Professional, legal and other purchased services	290	278	299	568	601
Software and equipment	223	219	228	442	456
Net occupancy	152	142	149	294	300
Distribution and servicing	102	100	96	202	194
Sub-custodian	70	59	75	129	145
Business development	65	57	72	122	133
Other	240	241	250	481	492
Amortization of intangible assets	59	57	65	116	131
M&I, litigation and restructuring charges	7	17	59	24	56
Total noninterest expense	2,620	2,629	2,727	5,249	5,427
Income
Income before income taxes	1,165	1,091	1,165	2,256	2,255
Provision for income taxes	290	283	276	573	556
Net income	875	808	889	1,683	1,699
Net (income) loss attributable to noncontrolling interests (includes $(4), $7, $(37), $3 and $(68) related to consolidated investment management funds, respectively)	(2)	9	(36)	7	(67)
Net income applicable to shareholders of The Bank of New York Mellon Corporation	873	817	853	1,690	1,632
Preferred stock dividends	(48)	(13)	(23)	(61)	(36)
Net income applicable to common shareholders of The Bank of New York Mellon Corporation	$825	$804	$830	$1,629	$1,596

Page - 24

BNY Mellon 2Q16 Earnings Release

THE BANK OF NEW YORK MELLON CORPORATION
Condensed Consolidated Income Statement - continued

Net income applicable to common shareholders of The Bank of New York Mellon Corporation used for the earnings per share calculation	Quarter ended			Year-to-date
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
(in millions)
Net income applicable to common shareholders of The Bank of New York Mellon Corporation	$825	$804	$830	$1,629	$1,596
Less: Earnings allocated to participating securities	13	11	9	24	24
Net income applicable to the common shareholders of The Bank of New York Mellon Corporation after required adjustments for the calculation of basic and diluted earnings per common share	$812	$793	$821	$1,605	$1,572

Average common shares and equivalents outstanding of The Bank of New York Mellon Corporation	Quarter ended			Year-to-date
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
(in thousands)
Basic	1,072,583	1,079,641	1,113,790	1,076,112	1,116,183
Diluted	1,078,271	1,085,284	1,122,135	1,081,847	1,124,154

Earnings per share applicable to the common shareholders of The Bank of New York Mellon Corporation	Quarter ended			Year-to-date
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
(in dollars)
Basic	$0.76	$0.73	$0.74	$1.49	$1.41
Diluted	$0.75	$0.73	$0.73	$1.48	$1.40

Page - 25

BNY Mellon 2Q16 Earnings Release

THE BANK OF NEW YORK MELLON CORPORATION
Consolidated Balance Sheet

(dollars in millions, except per share amounts)	June 30, 2016	March 31, 2016	Dec. 31, 2015

Assets
Cash and due from:
Banks	$5,809	$3,928	$6,537
Interest-bearing deposits with the Federal Reserve and other central banks	88,080	96,426	113,203
Interest-bearing deposits with banks	13,303	14,662	15,146
Federal funds sold and securities purchased under resale agreements	28,060	26,904	24,373
Securities:
Held-to-maturity (fair value of $41,804, $42,231 and $43,204)	41,053	41,717	43,312
Available-for-sale	76,547	76,294	75,867
Total securities	117,600	118,011	119,179
Trading assets	7,148	6,526	7,368
Loans	64,513	61,661	63,703
Allowance for loan losses	(158)	(162)	(157)
Net loans	64,355	61,499	63,546
Premises and equipment	1,399	1,377	1,379
Accrued interest receivable	540	545	562
Goodwill	17,501	17,604	17,618
Intangible assets	3,738	3,781	3,842
Other assets	23,735	20,307	19,626
Subtotal assets of operations	371,268	371,570	392,379
Assets of consolidated investment management funds, at fair value:
Trading assets	959	1,186	1,228
Other assets	124	114	173
Subtotal assets of consolidated investment management funds, at fair value	1,083	1,300	1,401
Total assets	$372,351	$372,870	$393,780
Liabilities
Deposits:
Noninterest-bearing (principally U.S. offices)	$99,035	$93,005	$96,277
Interest-bearing deposits in U.S. offices	58,519	52,124	51,704
Interest-bearing deposits in Non-U.S. offices	102,124	112,213	131,629
Total deposits	259,678	257,342	279,610
Federal funds purchased and securities sold under repurchase agreements	7,611	14,803	15,002
Trading liabilities	6,195	5,247	4,501
Payables to customers and broker-dealers	21,172	22,008	21,900
Other borrowed funds	1,098	828	523
Accrued taxes and other expenses	5,385	5,288	5,986
Other liabilities (includes allowance for lending-related commitments of $122, $125 and $118)	8,105	6,129	5,490
Long-term debt	23,573	21,686	21,547
Subtotal liabilities of operations	332,817	333,331	354,559
Liabilities of consolidated investment management funds, at fair value:
Trading liabilities	214	245	229
Other liabilities	23	9	17
Subtotal liabilities of consolidated investment management funds, at fair value	237	254	246
Total liabilities	333,054	333,585	354,805
Temporary equity
Redeemable noncontrolling interests	172	169	200
Permanent equity
Preferred stock – par value $0.01 per share; authorized 100,000,000 shares; issued 25,826, 25,826 and 25,826 shares	2,552	2,552	2,552
Common stock – par value $0.01 per share; authorized 3,500,000,000 shares; issued 1,323,941,399, 1,320,883,792 and 1,312,941,113 shares	13	13	13
Additional paid-in capital	25,563	25,432	25,262
Retained earnings	21,233	20,593	19,974
Accumulated other comprehensive loss, net of tax	(2,552)	(2,390)	(2,600)
Less: Treasury stock of 256,266,980, 243,801,160 and 227,598,128 common shares, at cost	(8,250)	(7,741)	(7,164)
Total The Bank of New York Mellon Corporation shareholders’ equity	38,559	38,459	38,037
Nonredeemable noncontrolling interests of consolidated investment management funds	566	657	738
Total permanent equity	39,125	39,116	38,775
Total liabilities, temporary equity and permanent equity	$372,351	$372,870	$393,780

Page - 26

BNY Mellon 2Q16 Earnings Release

SUPPLEMENTAL INFORMATION – EXPLANATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

BNY Mellon has included in this Earnings Release certain Non-GAAP financial measures based on fully phased-in CET1 and other risk-based capital ratios, the fully phased-in SLR and tangible common shareholders’ equity. BNY Mellon believes that the Basel III CET1 and other risk-based capital ratios on a fully phased-in basis, the SLR on a fully phased-in basis and the ratio of tangible common shareholders’ equity to tangible assets of operations are measures of capital strength that provide additional useful information to investors, supplementing the capital ratios which are, or were, required by regulatory authorities. The tangible common shareholders’ equity ratio, which excludes goodwill and intangible assets net of deferred tax liabilities, includes changes in investment securities valuations which are reflected in total shareholders’ equity. In addition, this ratio is expressed as a percentage of the actual book value of assets, as opposed to a percentage of a risk-based reduced value established in accordance with regulatory requirements, although BNY Mellon in its reconciliation has excluded certain assets which are given a zero percent risk-weighting for regulatory purposes and the assets of consolidated investment management funds to which BNY Mellon has limited economic exposure. Further, BNY Mellon believes that the return on tangible common equity measure, which excludes goodwill and intangible assets net of deferred tax liabilities, is a useful additional measure for investors because it presents a measure of those assets that can generate income. BNY Mellon has provided a measure of tangible book value per common share, which it believes provides additional useful information as to the level of tangible assets in relation to shares of common stock outstanding.

BNY Mellon has presented revenue measures which exclude the effect of noncontrolling interests related to consolidated investment management funds, and expense measures which exclude M&I, litigation and restructuring charges and amortization of intangible assets. Earnings per share, return on equity, operating leverage and operating margin measures, which exclude some or all of these items, as well as the impairment charge related to a court decision regarding Sentinel, are also presented. Operating margin measures may also exclude the provision for credit losses and the net negative impact of money market fee waivers, net of distribution and servicing expense. BNY Mellon believes that these measures are useful to investors because they permit a focus on period-to-period comparisons, which relate to the ability of BNY Mellon to enhance revenues and limit expenses in circumstances where such matters are within BNY Mellon’s control. M&I expenses primarily relate to acquisitions and generally continue for approximately three years after the transaction. Litigation charges represent accruals for loss contingencies that are both probable and reasonably estimable, but exclude standard business-related legal fees. Restructuring charges relate to our streamlining actions, Operational Excellence Initiatives and migrating positions to Global Delivery Centers. Excluding these charges mentioned above permits investors to view expenses on a basis consistent with how management views the business.

The presentation of revenue growth on a constant currency basis permits investors to assess the significance of changes in foreign currency exchange rates. Growth rates on a constant currency basis were determined by applying the current period foreign currency exchange rates to the prior period revenue. BNY Mellon believes that this presentation, as a supplement to GAAP information, gives investors a clearer picture of the related revenue results without the variability caused by fluctuations in foreign currency exchange rates.

The presentation of income (loss) from consolidated investment management funds, net of net income (loss) attributable to noncontrolling interests related to the consolidation of certain investment management funds permits investors to view revenue on a basis consistent with how management views the business. BNY Mellon believes that these presentations, as a supplement to GAAP information, give investors a clearer picture of the results of its primary businesses.

In this Earnings Release, net interest revenue and the net interest margin are presented on an FTE basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income. Each of these measures as described above is used by management to monitor financial performance, both on a company-wide and on a business-level basis.

Page - 27

BNY Mellon 2Q16 Earnings Release

The following table presents the reconciliation of diluted earnings per share and the net income applicable to common shareholders of The Bank of New York Mellon Corporation.

Reconciliation of net income and diluted EPS – GAAP to Non-GAAP	2Q16			2Q15
(in millions, except per share amounts)	Net income	Diluted EPS		Net income	Diluted EPS
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	$825	$0.75		$830	$0.73
Add: M&I, litigation and restructuring charges	7			59
Less: Tax impact of M&I, litigation and restructuring charges	2			21
M&I, litigation and restructuring charges after-tax	5	—		38	0.03
Non-GAAP results	$830	$0.76	(a)	$868	$0.77	(a)

(a)	Does not foot due to rounding.

The following table presents the reconciliation of the pre-tax operating margin ratio.

Reconciliation of income before income taxes – pre-tax operating margin
(dollars in millions)	2Q16	1Q16	4Q15	3Q15	2Q15
Income before income taxes – GAAP	$1,165	$1,091	$871	$1,109	$1,165
Less: Net income (loss) attributable to noncontrolling interests of consolidated investment management funds	4	(7)	5	(5)	37
Add: Amortization of intangible assets	59	57	64	66	65
M&I, litigation and restructuring charges	7	17	18	11	59
Impairment charge related to a court decision regarding Sentinel	—	—	170	—	—
Income before income taxes, as adjusted – Non-GAAP (a)	$1,227	$1,172	$1,118	$1,191	$1,252

Fee and other revenue – GAAP	$2,999	$2,970	$2,950	$3,053	$3,067
Income (loss) from consolidated investment management funds – GAAP	10	(6)	16	(22)	40
Net interest revenue – GAAP	767	766	760	759	779
Total revenue – GAAP	3,776	3,730	3,726	3,790	3,886
Less: Net income (loss) attributable to noncontrolling interests of consolidated investment management funds	4	(7)	5	(5)	37
Total revenue, as adjusted – Non-GAAP (a)	$3,772	$3,737	$3,721	$3,795	$3,849

Pre-tax operating margin (b)(c)	31%	29%	23%	29%	30%
Pre-tax operating margin – Non-GAAP (a)(b)(c)	33%	31%	30%	31%	33%

(a)
Non-GAAP information for all periods presented excludes net income (loss) attributable to noncontrolling interests of consolidated investment management funds, amortization of intangible assets and M&I, litigation and restructuring charges. Non-GAAP information for 4Q15 excludes the impairment charge related to a court decision regarding Sentinel.

(b)	Income before taxes divided by total revenue.

(c)
Our GAAP earnings include tax-advantaged investments such as low income housing, renewable energy, bank-owned life insurance and tax-exempt securities. The benefits of these investments are primarily reflected in tax expense. If reported on a tax-equivalent basis, these investments would increase revenue and income before taxes by $74 million for 2Q16, $77 million for 1Q16, $73 million for 4Q15, $53 million for 3Q15 and $52 million for 2Q15 and would increase our pre-tax operating margin by approximately 1.3% for 2Q16, 1.4% for 1Q16, 1.5% for 4Q15, 1.0% for 3Q15 and 0.9% for 2Q15.

Page - 28

BNY Mellon 2Q16 Earnings Release

The following table presents the reconciliation of the operating leverage.

Operating leverage				2Q16 vs.
(dollars in millions)	2Q16	1Q16	2Q15	1Q16		2Q15
Total revenue – GAAP	$3,776	$3,730	$3,886	1.23%		(2.83)%
Less: Net income (loss) attributable to noncontrolling interests of consolidated investment management funds	4	(7)	37
Total revenue, as adjusted – Non-GAAP	$3,772	$3,737	$3,849	0.94%		(2.00)%

Total noninterest expense – GAAP	$2,620	$2,629	$2,727	(0.34)%		(3.92)%
Less: Amortization of intangible assets	59	57	65
M&I, litigation and restructuring charges	7	17	59
Total noninterest expense, as adjusted – Non-GAAP	$2,554	$2,555	$2,603	(0.04)%		(1.88)%

Operating leverage – GAAP (a)				157	bps	109	bps
Operating leverage, as adjusted – Non-GAAP (a)(b)				98	bps	(12	) bps

(a)	Operating leverage is the rate of increase (decrease) in total revenue less the rate of increase (decrease) in total noninterest expense.

(b)
Non-GAAP operating leverage for all periods presented excludes net income (loss) attributable to noncontrolling interests of consolidated investment management funds, amortization of intangible assets and M&I, litigation and restructuring charges.

bps - basis points.

The following table presents the reconciliation of the returns on common equity and tangible common equity.

Return on common equity and tangible common equity
(dollars in millions)	2Q16	1Q16	4Q15	3Q15	2Q15
Net income applicable to common shareholders of The Bank of New York Mellon Corporation – GAAP	$825	$804	$637	$820	$830
Add: Amortization of intangible assets	59	57	64	66	65
Less: Tax impact of amortization of intangible assets	21	20	22	23	21
Net income applicable to common shareholders of The Bank of New York Mellon Corporation excluding amortization of intangible assets – Non-GAAP	863	841	679	863	874
Add: M&I, litigation and restructuring charges	7	17	18	11	59
Impairment charge related to a court decision regarding Sentinel	—	—	170	—	—
Less: Tax impact of M&I, litigation and restructuring charges	2	6	6	3	21
Tax impact of impairment charge related to a court decision regarding Sentinel	—	—	64	—	—
Net income applicable to common shareholders of The Bank of New York Mellon Corporation, as adjusted – Non-GAAP (a)	$868	$852	$797	$871	$912

Average common shareholders’ equity	$35,826	$35,252	$35,664	$35,588	$35,516
Less: Average goodwill	17,622	17,562	17,673	17,742	17,752
Average intangible assets	3,789	3,812	3,887	3,962	4,031
Add: Deferred tax liability – tax deductible goodwill (b)	1,452	1,428	1,401	1,379	1,351
Deferred tax liability – intangible assets (b)	1,129	1,140	1,148	1,164	1,179
Average tangible common shareholders’ equity – Non-GAAP	$16,996	$16,446	$16,653	$16,427	$16,263

Return on common equity – GAAP (c)	9.3%	9.2%	7.1%	9.1%	9.4%
Return on common equity – Non-GAAP (a)(c)	9.7%	9.7%	8.9%	9.7%	10.3%

Return on tangible common equity – Non-GAAP (c)	20.4%	20.6%	16.2%	20.8%	21.5%
Return on tangible common equity – Non-GAAP adjusted (a)(c)	20.5%	20.8%	19.0%	21.0%	22.5%

(a)
Non-GAAP information for all periods presented excludes amortization of intangible assets, net of tax, and M&I, litigation and restructuring charges. Non-GAAP information for 4Q15 also excludes the impairment charge related to a court decision regarding Sentinel.

(b)	Deferred tax liabilities are based on fully phased-in Basel III rules.

(c)	Annualized.

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BNY Mellon 2Q16 Earnings Release

The following table presents the reconciliation of the equity to assets ratio and book value per common share.

Equity to assets and book value per common share	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015
(dollars in millions, unless otherwise noted)
BNY Mellon shareholders’ equity at period end – GAAP	$38,559	$38,459	$38,037	$38,170	$38,270
Less: Preferred stock	2,552	2,552	2,552	2,552	2,552
BNY Mellon common shareholders’ equity at period end – GAAP	36,007	35,907	35,485	35,618	35,718
Less: Goodwill	17,501	17,604	17,618	17,679	17,807
Intangible assets	3,738	3,781	3,842	3,914	4,000
Add: Deferred tax liability – tax deductible goodwill (a)	1,452	1,428	1,401	1,379	1,351
Deferred tax liability – intangible assets (a)	1,129	1,140	1,148	1,164	1,179
BNY Mellon tangible common shareholders’ equity at period end – Non-GAAP	$17,349	$17,090	$16,574	$16,568	$16,441

Total assets at period end – GAAP	$372,351	$372,870	$393,780	$377,371	$395,254
Less: Assets of consolidated investment management funds	1,083	1,300	1,401	2,297	2,231
Subtotal assets of operations – Non-GAAP	371,268	371,570	392,379	375,074	393,023
Less: Goodwill	17,501	17,604	17,618	17,679	17,807
Intangible assets	3,738	3,781	3,842	3,914	4,000
Cash on deposit with the Federal Reserve and other central banks (b)	88,080	96,421	116,211	86,426	106,628
Tangible total assets of operations at period end – Non-GAAP	$261,949	$253,764	$254,708	$267,055	$264,588

BNY Mellon shareholders’ equity to total assets ratio – GAAP	10.4%	10.3%	9.7%	10.1%	9.7%
BNY Mellon common shareholders’ equity to total assets ratio – GAAP	9.7%	9.6%	9.0%	9.4%	9.0%
BNY Mellon tangible common shareholders’ equity to tangible assets of operations ratio – Non-GAAP	6.6%	6.7%	6.5%	6.2%	6.2%

Period-end common shares outstanding (in thousands)	1,067,674	1,077,083	1,085,343	1,092,953	1,106,518

Book value per common share – GAAP	$33.72	$33.34	$32.69	$32.59	$32.28
Tangible book value per common share – Non-GAAP	$16.25	$15.87	$15.27	$15.16	$14.86

(a)	Deferred tax liabilities are based on fully phased-in Basel III rules.
(b)    Assigned a zero percent risk-weighting by the regulators.

The following table presents income from consolidated investment management funds, net of noncontrolling interests.

Income (loss) from consolidated investment management funds, net of noncontrolling interests
(in millions)	2Q16	1Q16	4Q15	3Q15	2Q15
Income (loss) from consolidated investment management funds	$10	$(6)	$16	$(22)	$40
Less: Net income (loss) attributable to noncontrolling interests of consolidated investment management funds	4	(7)	5	(5)	37
Income (loss) from consolidated investment management funds, net of noncontrolling interests	$6	$1	$11	$(17)	$3

The following table presents the impact of changes in foreign currency exchange rates on our consolidated investment management and performance fees.

Investment management and performance fees – Consolidated			2Q16 vs.
(dollars in millions)	2Q16	2Q15	2Q15
Investment management and performance fees – GAAP	$830	$878	(5)%
Impact of changes in foreign currency exchange rates	—	(14)
Investment management and performance fees, as adjusted – Non-GAAP	$830	$864	(4)%

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BNY Mellon 2Q16 Earnings Release

The following table presents the revenue line items in the Investment Management business impacted by the consolidated investment management funds.

Income (loss) from consolidated investment management funds, net of noncontrolling interests - Investment Management business
(in millions)	2Q16	1Q16	4Q15	3Q15	2Q15
Investment management fees	$3	$2	$7	$3	$4
Other (Investment income (loss))	3	(1)	4	(20)	(1)
Income (loss) from consolidated investment management funds, net of noncontrolling interests	$6	$1	$11	$(17)	$3

The following table presents the impact of changes in foreign currency exchange rates on investment management fees reported in the Investment Management segment.

Investment management fees - Investment Management business			2Q16 vs.
(dollars in millions)	2Q16	2Q15	2Q15
Investment management fees – GAAP	$808	$835	(3)%
Impact of changes in foreign currency exchange rates	—	(14)
Investment management fees, as adjusted – Non-GAAP	$808	$821	(2)%

The following table presents the reconciliation of the pre-tax operating margin for the Investment Management business.

Pre-tax operating margin - Investment Management business
(dollars in millions)	2Q16	1Q16	4Q15	3Q15	2Q15
Income before income taxes – GAAP	$234	$217	$290	$236	$259
Add: Amortization of intangible assets	19	19	24	24	25
Provision for credit losses	1	(1)	(4)	1	3
Money market fee waivers	11	9	23	28	29
Income before income taxes excluding amortization of intangible assets, provision for credit losses and money market fee waivers – Non-GAAP	$265	$244	$333	$289	$316

Total revenue – GAAP	$938	$895	$999	$926	$987
Less: Distribution and servicing expense	102	100	92	94	95
Money market fee waivers benefiting distribution and servicing expense	15	23	27	35	37
Add: Money market fee waivers impacting total revenue	26	32	50	63	66
Total revenue net of distribution and servicing expense and excluding money market fee waivers – Non-GAAP	$847	$804	$930	$860	$921

Pre-tax operating margin (a)	25%	24%	29%	25%	26%
Pre-tax operating margin excluding amortization of intangible assets, provision for credit losses, money market fee waivers and net of distribution and servicing expense – Non-GAAP (a)	31%	30%	36%	34%	34%
(a)    Income before taxes divided by total revenue.

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BNY Mellon 2Q16 Earnings Release

DIVIDENDS

Common – On July 21, 2016, The Bank of New York Mellon Corporation declared a quarterly common stock dividend of $0.19 per common share, an increase from the prior dividend amount of $0.17 per common share. This cash dividend is payable on Aug. 12, 2016 to shareholders of record as of the close of business on Aug. 2, 2016.

Preferred – On July 21, 2016, The Bank of New York Mellon Corporation declared the following dividends for the noncumulative perpetual preferred stock, liquidation preference $100,000 per share, for the dividend period ending in September 2016, in each case payable on Sept. 20, 2016 to holders of record as of the close of business on Sept. 5, 2016:

•
$1,022.22 per share on the Series A Preferred Stock (equivalent to $10.2222 per Normal Preferred Capital Security of Mellon Capital IV, each representing a 1/100th interest in a share of the Series A Preferred Stock); and

•	$1,300.00 per share on the Series C Preferred Stock (equivalent to $0.3250 per depositary share, each representing a 1/4,000th interest in a share of the Series C Preferred Stock).

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of June 30, 2016, BNY Mellon had $29.5 trillion in assets under custody and/or administration, and $1.7 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

CAUTIONARY STATEMENT

A number of statements (i) in this Earnings Release, (ii) in our presentations and (iii) in the responses to questions on our conference call discussing our quarterly results and other public events may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including our estimated capital ratios and expectations relating to those ratios, preliminary business metrics and statements regarding driving revenue growth, our business model, technology, digital transformation, capital plans and the potential effects of adopting a single point of entry resolution strategy. These statements may be expressed in a variety of ways, including the use of future or present tense language. Words such as “estimate,” “forecast,” “project,” “anticipate,” “likely,” “target,” “expect,” “intend,” “continue,” “seek,” “believe,” “plan,” “goal,” “could,” “should,” “may,”, “will,” “strategy,” “opportunities,” “trends” and words of similar meaning signify forward-looking statements. These statements and other forward-looking statements contained in other public disclosures of The Bank of New York Mellon Corporation which make reference to the cautionary factors described in this Earnings Release are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended Dec. 31, 2015 and BNY Mellon’s other filings with the Securities and Exchange Commission. All forward-looking statements in this Earnings Release speak only as of July 21, 2016, and BNY Mellon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

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